UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2012

SWISHER HYGIENE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

(704) 364-7707

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, Swisher International, Inc., a wholly-owned subsidiary of Swisher Hygiene Inc. (the “Company”), its subsidiaries and affiliated companies (collectively with the Company, “Swisher”) entered into a Consulting Agreement and Release with Steven R. Berrard, a director of the Company and former President and Chief Executive Officer of the Company, effective as of August 18, 2012 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Berrard will provide the following services to Swisher: (i) reasonable assistance in Swisher’s defense of certain legal and/or administrative claims and proceedings; (ii) reasonable assistance in effecting and closing certain transaction activity currently underway in respect of which Mr. Berrard was actively involved during his employment with Swisher (the “Transaction Activity”); (iii) reasonable assistance in the management of Swisher’s banking and investing relationships; and (iv) reasonable assistance in connection with the Company’s insurance program. Mr. Berrard will report to the Chairman of the Board of the Company or the Chairman’s designee.

Pursuant to the Consulting Agreement, Mr. Berrard will receive an annual cash consulting fee in the amount of $500,000 (the “Consulting Fee”). Mr. Berrard is also eligible to receive a one-time lump-sum cash fee in the amount of $500,000 upon completion of the Transaction Activity, provided Mr. Berrard is still engaged as a consultant at the time of completion and completion takes place no later than specific dates, as set forth in the Consulting Agreement. In addition, Swisher will reimburse Mr. Berrard for any reasonable out-of-pocket business expenses incurred in connection with his performance as a consultant. During the term of the Consulting Agreement, Mr. Berrard waives the right to receive compensation for his service as a director of the Company.

The Consulting Agreement will terminate no later than August 17, 2013, but may be terminated at any time by Swisher with or without cause (as defined in the Consulting Agreement) by giving written notice of termination to Mr. Berrard or by voluntary resignation by Mr. Berrard by giving written notice of resignation to Swisher. Mr. Berrard’s engagement and the term of the Consulting Agreement automatically terminates upon Mr. Berrard’s death or disability. In the event of a termination by Swisher for cause or Mr. Berrard’s voluntary resignation, Mr. Berrard will be entitled to receive his Consulting Fee through the date of such termination and any unreimbursed business expenses through the date of such termination. In the event of the termination of Mr. Berrard’s engagement by Swisher other than for cause or in the event of Mr. Berrard’s death or disability, Swisher will continue to pay Mr. Berrard (or his legal representative appointed in the case of his death or disability) the unpaid Consulting Fee for the remainder of the term of the Consulting Agreement.

Pursuant to the Consulting Agreement, Mr. Berrard releases and discharges Swisher from any and all claims, except (i) his rights to vested equity compensation or any of his other equity interest in Swisher and its affiliates, with the exception that he waives rights to unvested stock options and unvested restricted stock units, (ii) benefits or ERISA claims under any employee benefit plans in which Mr. Berrard was a participant by virtue of his prior employment with Swisher, (iii) his rights as a shareholder of the Company, (iv) his rights as a director of the Company, and (v) his rights to be indemnified and/or advanced expenses under any applicable corporate document of Swisher or its affiliates, any applicable agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies.

The Consulting Agreement also includes commercially standard provisions relating to non-competition, confidentiality, nondisparagement and compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2012	SWISHER HYGIENE INC.

	By:	/s/ Thomas Byrne
Thomas Byrne
Interim President and Chief Executive Officer

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